Exhibit 10.1

MONTROSE ENVIRONMENTAL GROUP, INC.

GRANT NOTICE FOR

AMENDED AND RESTATED 2017 STOCK INCENTIVE PLAN

PERFORMANCE-BASED STOCK APPRECIATION RIGHT

FOR GOOD AND VALUABLE CONSIDERATION, MONTROSE ENVIRONMENTAL GROUP, INC. (the “Company”), hereby grants to Participant named below the number of stock appreciation rights specified below (the “Award”) with respect to the Company’s common stock, par value $0.000004 par value per share (the “Common Stock”), at the Exercise Price per share specified below and upon the terms and subject to the conditions set forth in this Grant Notice, the Montrose Environmental Group, Inc. Amended and Restated 2017 Stock Incentive Plan (the “Plan”) and the Standard Terms and Conditions (the “Standard Terms and Conditions”) adopted under such Plan and provided to Participant, each as amended from time to time. This Award further is granted pursuant to the Plan and is subject to and qualified in its entirety by the Standard Terms and Conditions.

Name of Participant:

Grant Number:

Grant Date:

Number of Stock Appreciation Rights:

Exercise Price:	$[Closing price on date of grant]

Vesting Schedule:	Subject to the applicable Performance Hurdles having been achieved, the earned portions of the Award shall vest on the fifth (5th) anniversary of the Grant Date, subject further to Participant’s continued service through such date. If any Performance Hurdle is not achieved prior to the fifth (5th) anniversary of the Grant Date, the portion of the Award subject to such Performance Hurdle(s) shall be forfeited on such fifth (5th) anniversary without consideration.

Performance Hurdles:	The following Performance Hurdles shall be deemed achieved if the average closing price per share of Common Stock equals or exceeds the applicable Performance Hurdle set forth below for the trading days falling in a consecutive 20- day period prior to the fifth (5th) anniversary of the Grant Date.

Performance Hurdle	Number of Stock Appreciation Rights Subject to the Performance Hurdle

[2x Exercise Price]	[1/3]

[2.5x Exercise Price]	[1/3]

[3x Exercise Price]	[1/3]

Expiration Date:	[10 year anniversary of date of grant]

Change in Control Treatment:	The unvested portion of this Award shall vest in full and become exercisable immediately prior to the consummation of a Change in Control if and to the extent the Performance Hurdles have been achieved prior to the Change in Control or if the consideration paid in such Change of Control equals or exceeds the Performance Hurdle(s), and subject to the Participant’s continued service through such date.

By accepting this Term Sheet, Participant acknowledges that he or she has received and read, and agrees that this Award shall be subject to, the terms of this Term Sheet, the Plan and the Standard Terms and Conditions.

MONTROSE ENVIRONMENTAL GROUP, INC.
Participant Signature
By __________________________________________
Title: ____________________________________________	Address (please print):

MONTROSE ENVIRONMENTAL GROUP, INC.

STANDARD TERMS AND CONDITIONS FOR

PERFORMANCE-BASED STOCK APPRECIATION RIGHTS

These Standard Terms and Conditions apply to the Award of performance-based stock appreciation rights granted pursuant to the Montrose Environmental Group, Inc. Amended and Restated 2017 Stock Incentive Plan (the “Plan”), which are evidenced by a Grant Notice. In addition to these Terms and Conditions, the Award shall be subject to the terms of the Plan, which are incorporated into these Standard Terms and Conditions by this reference. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan.

1.	TERMS OF AWARD

Montrose Environmental Group, Inc., a Delaware corporation (the “Company”), has granted to the Participant named in the Grant Notice provided to said Participant herewith (the “Grant Notice”) an award of a number of stock appreciation rights (the “Award”) specified in the Grant Notice, with each stock appreciation right representing the right to receive, upon exercise, a payment equal to the excess of (a) the Fair Market Value of one share of the Company’s Common Stock, $0.000004 par value per share (the “Common Stock”) on the date of exercise, over (b) the Exercise Price set forth in the Grant Notice, payable, at the Company’s election, in cash or shares of Common Stock. The Award is subject to the terms and subject to the conditions set forth in the Grant Notice, these Standard Terms and Conditions (as amended from time to time), and the Plan specified in the Grant Notice (the “Plan”). For purposes of these Standard Terms and Conditions and the Grant Notice, any reference to the Company shall include a reference to any Subsidiary.

2.	EXERCISE AND SETTLEMENT OF AWARD

The Award shall not be exercisable as of the Grant Date set forth in the Grant Notice. After the Grant Date, to the extent not previously exercised, and subject to Section 9 of the Plan, the Award shall be exercisable to the extent it becomes vested, as described in the Grant Notice, provided that Participant does not experience a Termination of Employment.

To exercise the Award (or any part thereof), Participant shall deliver a “Notice of Exercise” to the Company specifying the number of whole shares of Common Stock with respect to which the Award is to be exercised and how Participant’s shares of Common Stock should be registered (in Participant’s name only or in Participant’s and Participant’s spouse’s names as community property, as joint tenants with right of survivorship, or such other form of personal ownership allowed by the Company in the Participant’s locality or state of residence).

Upon the exercise of the stock appreciation rights and the attendant surrender of an exercisable portion of the stock appreciation rights, Participant will be entitled to receive, no later than thirty (30) days following the date of exercise, a lump sum payment in an amount determined by multiplying: (i) the difference (but not less than zero) obtained by subtracting the Exercise Price of the stock appreciation rights being exercised from the Fair Market Value of the Common Stock as of the date of exercise, by (ii) the number of stock appreciation rights being exercised, with such amount payable in either cash or shares of Common Stock, at the Company’s election, less applicable withholdings. Participant shall have no further rights with respect to any stock appreciation rights that are so paid. Fractional stock appreciation rights may not be exercised.

Shares of Common Stock will be issued as soon as practical after exercise. Notwithstanding the above, the Company shall not be obligated to deliver any shares of Common Stock during any period when the Company determines that the exercisability of the Award or the delivery of shares hereunder would violate any federal, state or other applicable laws.

3.	TERMINATION OF EMPLOYMENT

The Participant’s Award shall be treated in the same manner as Options are treated pursuant to Section 8(b) of the Plan in the event of Termination of Employment.

4.	EXPIRATION OF AWARD

Except as provided in the Grant Notice and Section 8(b) of the Plan, the Award shall expire and cease to be exercisable as of the Expiration Date set forth in the Grant Notice.

5.	CONDITIONS AND RESTRICTIONS ON AWARD SHARES

The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any shares of Common Stock issued as a result of the exercise of the Award, including without limitation (a) restrictions under an insider trading policy or pursuant to applicable law, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and holders of other Company equity compensation arrangements, (c) restrictions in connection with any underwritten public offering by the Company of the Company’s securities pursuant to an effective registration statement filed under the Securities Act of 1933, (d) restrictions as to the use of a specified brokerage firm for such resales or other transfers, and (e) provisions requiring shares of Common Stock to be sold on the open market or to the Company in order to satisfy tax withholding or other obligations.

At no time will the Participant will have the right to require the Company to purchase from the Participant any shares of Common Stock acquired by the Participant under the Award.

6.	INCOME TAXES

The Participant will be subject to federal and state income and other tax withholding requirements on the date (generally, the date of exercise) determined by applicable law, based on the excess of the fair market value of the shares of Common Stock underlying the portion of the Award that is exercised over the Exercise Price. The Participant will be solely responsible for the payment of all U.S. federal income and other taxes, including any state, local or non-U.S. income or employment tax obligation that may be related to the exercise of the Award, including any such taxes that are required to be withheld and paid over to the applicable tax authorities (the “Tax Withholding Obligation”). The Participant will be responsible for the satisfaction of such Tax Withholding Obligation in a manner acceptable to the Company in its sole discretion.

The Company may refuse to issue any shares of Common Stock to the Participant until the Participant satisfies the Tax Withholding Obligation. The Participant acknowledges that the Company has the right to retain without notice from shares issuable upon exercise of the Award (or any portion thereof) or from salary or other amounts payable to the Participant, shares or cash having a value sufficient to satisfy the Tax Withholding Obligation.

The Participant is ultimately liable and responsible for all taxes owed by the Participant in connection with the Award, regardless of any action the Company takes or any transaction pursuant to this Section 6 with respect to any tax withholding obligations that arise in connection with the Award. The Company makes no representation or undertaking regarding the treatment of any tax withholding in connection with the grant, issuance, vesting or exercise of the Award or the subsequent sale of any of the shares of Common Stock acquired upon exercise of the Award. The Company does not commit and is under no obligation to structure the Award to reduce or eliminate the Participant’s tax liability.

7.	NON-TRANSFERABILITY OF AWARD

Unless otherwise provided by the Administrator, the Participant may not assign or transfer the Award to anyone other than by will or the laws of descent and distribution and the Award shall be exercisable only by the Participant during his or her lifetime. The Company may cancel the Participant’s Award if the Participant attempts to assign or transfer it in a manner inconsistent with this Section 7.

8.	LIMITATION OF INTEREST IN SHARES SUBJECT TO AWARD

Neither the Participant (individually or as a member of a group) nor any beneficiary or other person claiming under or through the Participant shall have any right, title, interest, or privilege in or to any shares of Common Stock allocated or reserved for the purpose of the Plan or subject to the Grant Notice or these Standard Terms and Conditions except as to such shares of Common Stock, if any, as shall have been issued to such person upon exercise of the Award or any part of it. Nothing in the Plan, in the Grant Notice, these Standard Terms and Conditions or any other instrument executed pursuant to the Plan shall confer upon the Participant any right to continue in the Company’s employ or service nor limit in any way the Company’s right to terminate the Participant’s employment at any time for any reason.

9.	GENERAL

In the event that any provision of these Standard Terms and Conditions is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of these Standard Terms and Conditions shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.

The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of these Standard Terms and Conditions, nor shall they affect its meaning, construction or effect.

These Standard Terms and Conditions shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.

These Standard Terms and Conditions shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of law.

In the event of any conflict between the Grant Notice, these Standard Terms and Conditions and the Plan, the Grant Notice and these Standard Terms and Conditions shall control. In the event of any conflict between the Grant Notice and these Standard Terms and Conditions, the Grant Notice shall control.

All questions arising under the Plan or under these Standard Terms and Conditions shall be decided by the Committee in its total and absolute discretion.

10.	ELECTRONIC DELIVERY

By executing the Grant Notice, the Participant hereby consents to the delivery of information (including, without limitation, information required to be delivered to the Participant pursuant to applicable securities laws) regarding the Company and the Subsidiaries, the Plan, and the Award via Company web site or other electronic delivery.